Exhibit 10.1

To:
MRV COMMUNICATIONS, INC.
20415 Nordhoff Street
Chatsworth, CA 91311 (USA)
to the kind attention of: Mark Bonney

Vimodrone, August 7, 2015

Dear Sirs,
we refer to your proposal herebelow, that we copy on our letterhead in sign of full and unconditional acceptance.

* * *
To:
MATICMIND S.P.A.
Via B. Croce
Vimodrone (MI)
20090 - (Italy)

to the kind attention of: Luciano Zamuner

Chatsworth, August 7, 2015

Dear Sirs,
further to our recent discussions, we herewith submit to you this agreement, to be executed by way of exchange of commercial letters in accordance with the terms and conditions specified below.

MRV COMMUNICATIONS, INC.

and

MATICMIND S.P.A.

Shares Purchase Agreement

Contents
Clause     Page

1. DEFINITIONS	4

2. PURCHASE AND SALE; CLOSING	11

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER	16

4. WARRANTIES OF PURCHASER	24

5. COVENANTS OF SELLER	25

6. COVENANTS OF PURCHASER	32

7. ADDITIONAL COVENANTS OF SELLER AND PURCHASER	34

8. CONDITIONS TO CLOSING	34

9. INDEMNIFICATION	36

10. TERMINATION	39

11. MISCELLANEOUS AND GENERAL	40

SHARES SALE AND PURCHASE AGREEMENT
(this “Agreement”)

BETWEEN
MRV Communications, Inc., a company duly incorporated under the laws of Delaware (USA), with its principal offices in Chatsworth, California, USA, represented by Mark J. Bonney, acting in his capacity of Chief Executive Officer, by virtue of the powers granted him by the board of directors’ resolution dated August 7, 2015 (the “Seller”)
AND
Maticmind S.p.A., a company duly incorporated under the laws of Italy, with registered office in Vimodrone (MI), at Via Benedetto Croce, CAP 20090, share capital equal to Euro 10,000,000, registered with the Companies Register of Milan, with registration and VAT number 05032840968, CCIAA/REA number 1790831, represented by Mr. Luciano Zamuner, acting in his capacity of CEO, by virtue of the powers granted him by the board of directors’ resolution dated July 24, 2015 (the “Purchaser” and, together with the Seller, the “Parties”).

Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.
RECITALS
WHEREAS, Seller owns 2,160 (two thousand one hundred and sixty) ordinary shares, having an aggregate value of Euro 3,600,000 (three million six hundred thousand), fully paid in (collectively, the “Shares”), which constitute all of the outstanding shares of Tecnonet S.p.A., a corporation organized under the laws of Italy, with registered office in 235, Via Appia Pignatelli, Rome, Italy, registered with the Companies Register held by the Chambers of Commerce of Rome, registration number and VAT number 04187501004, R.E.A. 745158 (the “Company”).
WHEREAS, Seller desires to sell the Shares to Purchaser; and
WHEREAS, Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

1.1	In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

Accounting Principles
means the rules of Italian Law applicable to the preparation of financial statements, as integrated by, interpreted and applied in accordance with the accounting principles issued by the Commissione Nazionale dei Dottori Commercialisti e dei Ragionieri and by the OIC (Organismo Italiano di Contabilità), as consistently applied with the past practice by the Company.

Affiliate
means, with respect to any Person, any other Person who or that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

Agreement	has the meaning set forth in the Introduction.
Annual Financial Statement	has the meaning set forth in Section 3.2.7.
Business Day	means a day on which banks in Italy and the United States generally have their offices open for business (not including Saturdays and Sundays).
Business Field	means the provision of stand-alone network integration services in the Italian market.
Civil Code	means the Italian Civil Code, approved by Royal Decree No. 262 of March 16, 1942 as amended from time to time.
Closing	has the meaning set forth in Section 2.5.1.
Closing Date
means (i) the third Business Day after the day on which the last of the Conditions Precedent has been satisfied or waived, as applicable (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing), or (ii) such other date as the Parties may agree in writing.

Closing Net Financial Position	means the amount of Net Financial Position of the Company as of the close of business on the Closing Date.
Closing Net Financial Position Statement	has the meaning set forth in Section 2.6.2.1.
Company	has the meaning set forth in the Recitals.
Company Continuing Employee	has the meaning set forth in Section 6.3.1.
Conditions Precedent	has the meaning set forth in Section 8.2.
Confidentiality Agreement	has the meaning set forth in Section 5.3.
Contract	means any agreement, contract, license, lease, commitment, arrangement or understanding, whether written or oral, including sales orders and purchase orders.
Debt for Bonuses
means any amounts due by the Company to certain individuals, pursuant to any bonus or similar agreements, triggered by the Closing of the Transaction, including the Taxes, social security payments and social contributions in connection therewith, as shown on Schedule 1.1.A, which amounts shall be considered as debt for the purposes of calculating the Net Financial Position.

Deed of Transfer	has the meaning set forth in Section 2.5.2.1(A).

Disputed Amounts	has the meaning set forth in Section 2.6.3.3.
Employees	has the meaning set forth in Section 3.2.12.
Environmental Laws
means any and all applicable Laws concerning protection of the environment, including air, soil, subsoil and water pollution control, resource conservation and recovery, waste disposal, and toxic substance control.

Factoring Threshold
means an amount equal to (A) 15% (fifteen percent) of the total factored accounts receivable that have not yet matured as of the Closing Date, less (B) an amount equal to any dividend, distribution or other payment by the Company to the Seller or its Affiliates during the period starting from the Signing Date and ending on the Closing Date (other than repayment of the Intercompany Note and other than payments for goods and services in the ordinary course of business).

Final Proxy Statement	means the definitive proxy statement of the Seller to be filed with the Securities and Exchange Commission in connection with the Seller Stockholders’ Meeting.
Governmental Entity
means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any foreign, federal, state, local, or municipal government, or any international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.

Indebtedness
means all obligations of the Company (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) for guarantees of, and other commitments to pay or otherwise cover, the obligations described in clauses (i) through (ii) above for any other Person.

Independent Accountants	has the meaning set forth in Section 2.6.3.3.
Intellectual Property
means all intellectual and industrial property rights including: (a) patents and registered designs; (b) unregistered rights in designs, copyright (including copyright in source code, object code and other computer software and databases) and neighbouring rights, database rights, semiconductor topography rights and rights subsisting in or in relation to confidential information or inventions; (c) registered and unregistered trademarks and service marks, and all other rights in, or goodwill attaching to, trade, business or corporate names, logos, domain names, get-up or other trading insignia; and including (insofar as any of the foregoing rights are obtained by registration), applications for registration and the right to apply for registration; all rights and forms or protection of a similar nature to any of the foregoing recognized in any country of the world.

Intercompany Note
means the note issued by the Company to Seller in the principal amount of Euro 4,050,000 together with accrued and unpaid interest pursuant to the loan agreement between the Company and Seller dated 29 October 2010, as amended.

Intervening Event	has the meaning set forth in Section 5.2.9.
Key Employees	means Messrs. Giuliano Maurizi, Fabio Magi, Roberto Romoli, Fabio Raissi and Maurizio Garonna.

Law	means any statute, law, ordinance, code, rule, regulation, decree or order of any Governmental Entity.
Leases	has the meaning set forth in Section 3.2.11.
Lien
means any encumbrance, pledge, mortgage, security interest, seizure, lease, charge, option, transfer restriction, privileges, lien, right of pre-emption, rights of first offer, enjoyments (diritti reali minori), easements (servitù) and usufruct or other claims or rights of any third parties restricting the right to use or dispose of an asset.

Long Stop Date	has the meaning set forth in Section 10.1.4.
Loss
means any and all direct damages and losses, fines, penalties, deficiencies and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). The term “Loss” shall not include any indirect, consequential, incidental or punitive damages.

Material Adverse Effect
means any event, condition, fact, change, occurrence, effect or set of circumstances (regardless of whether foreseeable at the time of the Parties’ execution of this Agreement) that, individually or in the aggregate with any other event, fact, change, occurrence, effect or set of circumstances, (a) has had, or could reasonably be expected to have, a materially adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company, or (b) could reasonably be expected to prevent or materially impede the performance by the Seller of its obligations hereunder; provided, however, that, with respect to clause (a), none of the following shall constitute, and none of the following shall be taken into account when determining whether there has been, a Material Adverse Effect: (i) any changes, conditions or effects in the economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates, in each case, other than to the extent such changes, conditions or effects disproportionately affect (relative to other industry participants) the Company; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God.

Material Contracts	has the meaning set forth in Section 3.2.23.1.

Net Financial Position
Net Financial Position is calculated as the sum of:
positive:
(i) cash: any credit balance on bank or postal accounts, saving accounts or current counts, held by any bank and the liquid assets;
(ii) the negotiable securities;
(iii) positive fair value of derivative instruments;
minus:
(iv) financial debts, interests-bearing or not, of any kind: for example, but not limited to, including the interest bearing debts, the loans, debts vis-à-vis the banks, any other loan for deposits, any other debt in order to finance acquisitions of interests in companies, businesses and/or business branches, debts vis-à-vis banks for advances on invoices, the debt deriving from financial lease (determined by applying IAS 17) (provided that this sub-clause (iv) does not include any amounts in respect of the Company’s factoring facility, other than actual drawdowns in respect of factored accounts receivable that have not yet matured exceeding the Factoring Threshold, which excess will be considered to be debt);
(v) negative fair value of derivative instrument;
(vi) TFR – employees termination indemnity;
(vii) outstanding (older than 60 days) and collectable interest-bearing commercial debts;
(viii) overdue tax debts; and
(ix) Debt for Bonuses.
Attached as Schedule 1.1.B is an example calculation of the Net Financial Position, calculated as of June 30, 2015.

Notice of Superior Proposal	has the meaning set forth in Section 5.2.4.2.
Organizational Documents	means, with respect to a legal entity, such entity’s articles or certificate of incorporation and bylaws, or analogous documents, in each case as amended through the date hereof.
Party	has the meaning set forth in the Introduction.
Permit	means a license or any other document or authorization given by an authorized Governmental Entity to allow a Person to perform certain acts or business.
Person	means any individual, corporation, partnership, limited liability company, joint venture, association, trust, organization or other entity or natural or legal person.
Post-Closing Adjustment	has the meaning set forth in Section 2.6.2.2.
Purchase Price	has the meaning set forth in Section 2.2.
Purchaser	has the meaning set forth in the Introduction.
Reference Amount	means an amount equal to Euro (3,376,000) (negative three million three hundred seventy-six thousand).
Representations and Warranties	has the meaning set forth in Section 3.1.1.
Representatives	has the meaning set forth in Section 5.3.
Resolution Period	has the meaning set forth in Section 2.6.3.2.

Review Period	has the meaning set forth in Section 2.6.3.1.
Seller	has the meaning set forth in the Introduction.
Seller Adverse Recommendation Change	has the meaning set forth in Section 5.2.3.
Seller Board	means the board of directors of the Seller.
Seller Board Recommendation	has the meaning set forth in Section 5.1.
Seller Stockholders’ Meeting	has the meaning set forth in Section 5.1.
Seller’s Knowledge
or any similar phrase means the actual knowledge of the Key Employees or of the directors of the Seller or the Company, or the knowledge that they would have obtained after conducting due and appropriate inquiries, including inquiries of the Employees with responsibility for the matter in question.

Shares	has the meaning set forth in the Recitals.
Statement of Objections	has the meaning set forth in Section 2.6.3.2.
Stockholder Approval	has the meaning set forth in Section 5.1.
Superior Proposal	has the meaning set forth in Section 5.2.8.
Takeover Proposal	has the meaning set forth in Section 5.2.7.
Taxes
means (i) all income taxes, corporate taxes, capital gains taxes, transfer taxes, social security contribution expenses, employer’s taxes, duties, sales taxes, value added taxes, withholding taxes and any other taxes and official charges and impositions of any kind which may be payable to or imposed by any Governmental Entity together with any interest, penalties, surcharges, interest or additions thereto; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

Tax Returns
means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

Termination Fee	means an amount equal to Euro 250,000 (two hundred fifty thousand) or, in case of an extension of the Long Stop Date to December 31, 2015, Euro 350,000 (three hundred fifty thousand).
Third Party Claim	has the meaning set forth in Section 9.2.1.
Transaction	has the meaning set forth in Section 2.1.
Undisputed Amounts	has the meaning set forth in Section 2.6.3.3.

2.	Purchase and Sale; Closing

2.1	Purchase and Sale

Upon the terms and subject to the conditions set forth in this Agreement, Seller sells and, at the Closing, will convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser purchases and, at the Closing, will acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares, including for the avoidance of doubt the right to receive dividends or other distributions in connection with the Shares to the extent not yet paid by the Company to the Seller as of the Closing Date (the “Transaction”).

2.2	Consideration
The aggregate purchase price for the Shares shall be equal to Euro 15,624,000 (fifteen million six hundred twenty four thousand), subject to adjustment in the manner set forth in Section 2.6 below (the “Purchase Price”).

2.1	[Reserved.]

2.2	Payment of the Purchase Price
The Purchase Price will be paid in full at the Closing Date, by Purchaser to Seller by wire transfer, in immediately available funds, to the bank account whose details will be communicated in writing by the Seller to the Purchaser at least two (2) Business Days before the Closing Date.

2.3	Closing.

2.3.1
The consummation of the Transaction (the “Closing”) shall take place at 10.00 am CET on the Closing Date at the offices of DLA Piper Italy, Via dei Due Macelli 66, Rome, before the notary public selected by the Purchaser.

2.3.2	At the Closing, the following actions shall be taken:

2.3.2.1	The Seller shall:
(A)    execute the notarial deed, in the form attached hereto as Schedule 2.5.2.1(A), to transfer to the Purchaser the ownership of the Shares, in compliance with article 2355 of the Civil Code (hereinafter the "Deed of Transfer"), it being understood that such Deed of Transfer shall have no novative effect with respect to any of the terms and conditions of this Agreement;
(A)    deliver to the Purchaser the written resignations of the members of the board of directors of the Company, effective as of the Closing Date, substantially in the form set out in Schedule 2.5.2.1(B), confirming that the said directors have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise, except for claims in relation to compensation and expenses accrued until Closing and not paid.
(B)    use its best efforts to procure and deliver to the Purchaser the written resignations of the members, as well as any substitute members, of the board of statutory auditors (Collegio Sindacale), legal auditors (Revisore Legale) and surveillance committee (Organismo di

Vigilanza) of the Company to resign from their office, effective as of the Closing Date, substantially in the form set out in Schedule 2.5.2.1(C) confirming that the said statutory auditors, legal auditors and members of the committee have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise, except for claims in relation to compensation and expenses accrued until the date of resignation and not paid;
(C)    cause a shareholders' meeting of the Company to be validly held for the purpose of: (i) appointing new directors, statutory auditors and legal auditors in substitution of the directors and (if appropriate) statutory auditors and legal auditors, ceased from their office and according to the instructions which will be timely supplied by the Purchaser; and (ii) ratify all the actions and operations made by the directors ceased from their office, without prejudice to the Representations and Warranties released by the Seller;
(D)    deliver to the Purchaser, the Company’s ledgers books and the Company’s shareholders meeting book and all compulsory books provided by the relevant laws;
(E)    deliver to the Purchaser the confirmation in writing that either (i) the intercompany debt owing by the Company to the Seller and its Affiliates including the Intercompany Note has been repaid in full together with any other document necessary to memorialize the retirement in full of the same or (ii) that the terms of the same debt have been amended in accordance with Section 5.5 of this Agreement;
(F)    cause a director to register the Purchaser in the shareholders ledger (libro soci) as the new owner of the Shares and deliver a notarial copy of the ledger showing such registration;
(G)    cause a director to delegate the notary public to file the declaration required under article 2362 of the Civil Code;
(H)    execute and deliver, or cause to be executed and delivered, such other instruments as may be necessary, under applicable Laws, to properly effect the transfer of the Shares;
(I)    deliver to the Purchaser a written statement whereby the Seller confirms that all the agreements between the Company and its Affiliates (except for the Intercompany Note and any agreements listed in Schedule 3.2.9) are duly terminated without any residual liability for the Company.

2.3.2.2	The Purchaser shall:
(A)    execute the Deed of Transfer;
(B)    pay to the Seller the Purchase Price; and

(C)    execute and deliver, or cause to be executed and delivered, such other instruments as may be necessary, under applicable Law, to properly effect the transfer of the Shares.

2.3.3
All actions and transactions constituting the Closing pursuant to Section 2.5.2 above shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement.

2.4	Purchase Price Adjustment.

2.4.1	[Reserved]

2.4.2	Post-Closing Adjustment.

2.4.2.1
Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of Closing Net Financial Position, which statement shall contain a balance sheet of the Company as of the Closing Date (including the Debt for Bonuses), a calculation of Closing Net Financial Position (the “Closing Net Financial Position Statement”) and a certificate of the Chief Financial Officer of Purchaser that the Closing Net Financial Position Statement was prepared in accordance with the Accounting Principles and consistent with the manner of preparation of the balance sheet contained in the Annual Financial Statements.

2.4.2.2
The post-closing adjustment shall be an amount equal to the Closing Net Financial Position minus the Reference Amount (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Purchaser an amount equal to the Post-Closing Adjustment.

2.4.2.3	Notwithstanding the provisions set forth by article 1499 of the Civil Code, the Parties agrees that no interest shall accrue on the amount of the Post-Closing Adjustment up to its due date of payment.

2.4.3	Examination and Review

2.4.3.1
After receipt of the Closing Net Financial Position Statement, Seller shall have 30 (thirty) days (the “Review Period”) to review the Closing Net Financial Position Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or

Purchaser's accountants to the extent that they relate to the Closing Net Financial Position Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Net Financial Position Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Financial Position Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

2.4.3.2
On or prior to the last day of the Review Period, Seller may object to the Closing Net Financial Position Statement by delivering to Purchaser a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Financial Position Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Financial Position Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Financial Position Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

2.4.3.3
If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Milan of one of the following firms to be mutually selected by the Parties: (i) KPMG or (ii) PricewaterhouseCoopers. If the Parties do not reach an agreement concerning the appointment of one of the aforementioned firms within 7 calendar days from the written request of the most diligent Party, the Parties shall meet within the following 10 calendar days before the notary public appointed for the Closing (or should him/her be unavailable or not willing to serve, before another notary public selected by the Purchaser) and the notary public will select the relevant firm by drawing the name from the 2 names under (i) and (ii) above. If the so selected firm is unable to serve each of the Purchaser and the Seller shall have the right to request to the chairman of the chartered accountants of Milan (presidente dell'ordine dei dottori commercialisti di Milano) to appoint an impartial internationally recognized firm of independent certified public accountants (the “Independent

Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Financial Position Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Financial Position Statement and the Statement of Objections, respectively.

2.4.3.4
Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% (one hundred percent) multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favour of Purchaser (that being the difference between the Independent Accountants' determination and Seller's determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Purchaser's determination and Seller's determination differ from the determination of the Independent Accountants). Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

2.4.3.5
The Independent Accountants shall make a determination as soon as practicable and in any event within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Financial Position Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

2.4.4	Payments of Post-Closing Adjustment
Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall (A) be due (x) within 5 (five) Business Days of acceptance of the applicable Closing Net Financial Position Statement or (y) if there are Disputed Amounts, then within 10 (ten) Business Days of the resolution described in Section 2.6.3.5 above with respect to such Disputed Amounts and within 5 (five) Business Days from the date of the Statement of Objections, with respect to the Undisputed Amounts; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Seller, as the case may be.

2.4.5	Adjustments for Tax Purposes
Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by law.

3.	Representations and Warranties of the Seller

3.1	Representations and Warranties of the Seller

3.1.1
The Seller hereby makes to the Purchaser the following representations and warranties and certifies that they are true as of the date hereof and as of Closing Date, or at the other earlier date to which they specifically refer (the “Representations and Warranties”).

3.1.2
Each of the Representations and Warranties given by the Seller under this Agreement is construed as separate and is not limited or restricted by reference to any other Representations and Warranties given by the Seller.

3.1.3
The Parties agree that the rights and remedies of the Purchaser in respect of the Representations and Warranties given by the Seller under this Agreement shall not be affected by (i) the Closing or (ii) any investigation made into the affairs of the Seller and/or the Company, their assets and, or any knowledge held or gained of any such affairs, assets and business by or on behalf of the Purchaser (and/or any of its Affiliates), or (iii) the waiver by the Purchaser of any Condition Precedent or right under this Agreement. For the sake of clarity, the execution of the Closing, including in case the Purchaser waives one or more Conditions Precedent, shall not imply in any case a waiver or limitation of any of the Representations and Warranties given by the Seller under this Agreement nor of the responsibilities of the Seller arising therefrom.

3.2	Representations and Warranties relating to the Company

3.2.4	Organization and Good Standing
The Company (i) is a company duly organized and in good standing, validly incorporated and existing under the Laws of Italy and has been in continuous existence since incorporation; (ii) has full right and corporate power to own and lease its assets, as the case may be, and carry on its businesses as now being conducted and (iii) is not insolvent or subject to any liquidation or bankruptcy proceedings or other proceedings for general composition of claims, whether or not of a judicial nature.

3.2.5	Title to the Shares

3.2.5.1	Seller is the sole owner of the Shares, which Shares constitute the entire outstanding share capital of the Company.

3.2.5.2
The Shares have been validly issued, subscribed and are fully paid-up, have not been repurchased or reimbursed by the Company and are not the subject to any action, proceeding or arbitration pending or threatened in writing received by the Company or the Seller.

3.2.5.3	The Shares are all of the same class or category and entitle their holders to the same rights and obligations.

3.2.5.4	The Company has not issued, nor agreed to issue, any securities or other equity or debt securities other than the Shares, nor any option or other right giving access directly or indirectly to the corporate capital of the Company.

3.2.6	Transfer the Shares
The transfer of the Shares to the Purchaser in accordance with this Agreement will not:

3.2.6.1	violate any Law or material Permit;

3.2.6.2
conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a Person under, or - except as described in Schedule 3.2.3.2 - enable a Person to terminate an agreement to which the Company is a party;

3.2.6.3	result in the payment of any change of control indemnity as regards any of the Contracts and/or trigger the early repayment of any loan or credit facility granted to the Company; or

3.2.6.4	result in the Company losing the benefit of a material Permit, grant, or subsidy which it enjoys at the date of this Agreement in which the Company operates.

3.2.7	Share Capital
Except for the Shares there is no share capital or other equity interest in the Company issued or outstanding, or any subscriptions, options, warrants, convertible securities, convertible bonds or other rights to acquire ownership interests in the Company or other agreements obliging the Company to issue, transfer or sell any of its share capital or other equity interest, or any agreements, arrangements, covenants granting any Person any rights in the Company similar to share capital or equity interests.

3.2.8	Articles of Association - Books and Records
All the terms of the articles of association of the Company have been duly complied with by the Company.
All books, ledgers, accounts and other financial records of the Company are up-to-date, complete, and have been kept properly, accurately and in substantial compliance with all applicable Laws. All the transactions have been duly represented in the books, ledgers, accounts and other financial records, if so requested by the Law.

3.2.9	Interests in companies
The Company owns no share participations and ownership interests in any subsidiary and it is not party to any joint venture.

3.2.10	Financial Statements
The Company’s audited statutory financial statement for the fiscal year ended December 31, 2014, attached hereto as Schedule 3.2.7(A) (the

“Annual Financial Statement”), have been prepared, in all respects in accordance with the Accounting Principles.
All goods owned by the Company that are stored into the relevant third party stock (magazzino presso terzi), as described in Schedule 3.2.7(B) hereto as of the June 30, 2015, are validly owned free and clear from any Liens.

3.2.11	Compliance with Laws; Permits
The Company: (i) is in material compliance with all Laws applicable to the Company; (ii) and (ii) is not, as of the date hereof, the subject of any written notice from any Governmental Entity or any other Person alleging the violation of any applicable Law; or the subject to any court order, injunction, administrative order or decree arising under any Law.

3.2.12	Transactions with Affiliates
Attached under Schedule 3.2.9 is a true and complete list of open transactions as of June 30, 2015, whose individual value exceed Euro 20,000, entered into the ordinary course of business between the Company and its Affiliates.

3.2.13	Movables assets
All movable assets owned by the Company are validly owned free and clear from any Liens. There are no financial leases, sale and lease-back agreements concerning the Company’s movable assets.
Each moveable asset of the Company is: (i) legally and beneficially owned by the Company; (ii) where capable of possession, in the possession of the Company; and (iii) in reasonably good operating condition subject to ordinary tear and wear.

3.2.14	Real Property and Lease Contracts
The Company does not own nor has ever owned any real property.
Except for the lease Contracts listed in Schedule 3.2.11 (the “Leases”), the Company is not a party to any Contract relating to the lease of real property.
The Leases are in full compliance with the applicable Law.
No Leases have been terminated for vacating or renegotiation and no rent reviews are currently under negotiation or court review.
Any real property held under lease by the Company is held under a valid, subsisting and enforceable Lease.

3.2.15	Employees
Schedule 3.2.12 contains a list, prepared with reference as at May 31, 2015, of the employees of the Company (the “Employees”) including their position, job title and type of Contract (whether full or part time or other).

As at May 31, 2015 there are no employees, other than the Employees. No Employee may successfully claim to be granted by the Company or an Affiliate of the Company a different position, job title or type of employment Contract than those included in the list.
Besides the individuals listed in Schedule 3.2.12, as of Closing Date the Company has no other employees and there are no facts or circumstances under which any individual may successfully claim to be an employee of the Company.
Unless otherwise specifically indicated in Schedule 3.2.12, the Company is not party to any local or specific collective bargaining agreement.
All pension obligations towards all the Employees and former employees have been materially fulfilled and all pension obligations are adequately reserved. The Company has complied and complies in all material respects with relevant employment Law applicable to the Employees and any trade union, staff association or other body representing such Employees.
Termination payments, any deferred remuneration, allowances for leave of any nature not taken, bonuses and gratuities, commissions and any other compensation or allowances to be paid to Employees as well as severance pay and any other compensation or benefits to be paid to agents have been properly allocated in the books, records and ledgers of the Company as of March 31, 2015.
The Company has complied in all material respects with relevant applicable employment Law, including with particular reference to the Legislative Decree no. 81/2008 known as the Consolidated Law on health and safety protection of employees in the workplace.

3.2.16	Litigation and compliance
Except as described in Schedule 3.2.13, on the date hereof there is no action, proceeding or arbitration pending or, threatened against the Company in writing received by the Company, and there is no action, proceeding or arbitration, pending or, threatened in writing received by the Company, concerning matters of social security and welfare contributions or employment law, which individual value could not reasonably be expected to exceed Euro 10,000.
The Company is not a party to any agreement or arrangement which may materially infringe applicable Italian or European competition Law.

3.2.17	Guarantees
Except as described in Schedule 3.2.14, there are no: (i) bank guarantees, performance bonds or other securities issued by the Company; (ii) guarantees, securities or mortgages, pledges, liens or other Liens established on the assets of the Company, in order to secure obligations of the Company.

3.2.18	Insurance

All of the insurance policies entered into by the Company are listed in Schedule 3.2.15.
The insurance policies are in full force and all current premiums to maintain the same have been or will be paid when due. No claim is outstanding under any of the Insurance Policies, and the Company duly filed and cultivated all claims under any of the Insurance Policies, upon occurrence of the relevant insured events.

3.2.19	Taxes
In relation to the obligations of the Company, vis-à-vis the Italian or foreign authorities, for Taxes:

3.2.19.1
all Tax Returns delivered by the Company have been duly and timely presented to the competent public authorities and have been prepared in compliance with the relevant provisions of law and regulation;

3.2.19.2	all Taxes and tax penalties to be paid by the Company have been fully, duly and timely paid by the relevant expiration date.
The Company has not been notified that any of its Tax Returns are presently under audit and no claims have been raised by any tax authority in connection with the Company’s Tax Returns.

3.2.20	Environmental Matters
The operations of the Company are in material compliance with applicable Environmental Laws.

3.2.21	Permits
The Company possesses all material Permits necessary for the lawful conduct and operation of its business as presently conducted and such Permits were obtained in compliance with applicable Law. All the material Permits are valid and in full force and effect and have not been challenged in writing. The Company has complied in all material respects with such Permits.

3.2.22	Stock Options
The Company does not have in existence any share incentive scheme, share option scheme, profit sharing scheme or stock option plan for any or all of its Employees, Key Employees or directors, other than MRV’s equity incentive plans as specified in Schedule 3.2.19.

3.2.23	Brokerage Fees and Costs
The Company has not engaged any investment banker, finder, broker or similar agent, advisers with respect to the Transaction, which may give rise to any salary, fee, brokerage fee, finder's fee, commission or similar liability being incurred by the Purchaser or the Company.

3.2.24	Intellectual Property
A complete list of any registered Intellectual Property owned by the Company is set out under Schedule 3.2.21.
The Intellectual Property used by the Company in its business is all the Intellectual Property necessary for the operation of the business of the Company as conducted as of today and it will not be adversely affected by the Transaction.
The Intellectual Property used by the Company in connection with its business as of today is free from Liens.
The use by the Company of any Intellectual Property used in the Company's business as of the date hereof does not infringe the Intellectual Property of any other Person, and the Company has not received any written allegations of infringement.

3.2.25	Information Technology and Data Protection
To the Seller’s Knowledge, there is no fact or matter which may materially disrupt or interrupt or affect any computer hardware or software used in connection with the business of the Company as of the date hereof. The Company has not breached any data protection or privacy Laws.

3.2.26	Contracts
The Seller represents and warrants to the Purchaser as follows:

3.2.26.1
Schedule 3.2.23.1 lists all Contracts (other than Organizational Documents of the Company, Leases and Contracts related to transactions with Affiliates or Employee benefits and other labor matters) that are material to the business of the Company as of the date hereof (collectively, “Material Contracts”).

3.2.26.2	The Material Contracts have been entered into at arm’s length.

3.2.26.3
Each of the Material Contracts is valid and in full force and effect and the terms thereof have been complied with by the Company. To the Seller’s Knowledge, there are no grounds for withdrawal, termination, rescission, avoidance or repudiation of any of such Contracts. No notice of termination or of intention to terminate has been received in respect of any of the Material Contracts.

3.2.26.4	None of the Material Contracts include a change of control clause except for those listed under Schedule 3.2.23.4.

3.2.26.5
The Company is not party to any Contract or obligation which (i) is not in the ordinary and usual course of business; (ii) is not commercially reasonable and, in the reasonable opinion of the Seller, cannot be readily fulfilled or performed by the Company without undue or unusual expenditure of money and effort or

(iii) provides non-competition clauses or similar restrictions to the ability of the Company to conduct its business as currently conducted.

3.2.27	Decree 231/2001

3.2.27.1
Neither the Seller nor the Company nor their directors, consultants or employees or, to the Seller’s Knowledge, other Persons that are under the supervision or direction of the Company's directors and Key Employees, are or at any time have engaged in any activity, practice or conduct which would constitute an offence under Decree 231/2001.

3.3	Representations and Warranties relating to the Seller

3.3.6	Organization and Good Standing
Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Seller is not subject to any insolvency proceedings. No order has been made, petition presented, meeting convened or resolution passed for the winding up of the Seller. No administrative receiver, receiver or receiver and manager has been appointed in respect of the whole or any part of the assets of the Seller. No composition in satisfaction of the debts of the Seller has been proposed, sanctioned or approved.

3.3.7	Authorization
Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution by Seller of this Agreement, the performance of its obligations hereunder, and the consummation by Seller of the Transaction have been duly authorized by all necessary corporate action, other than the Stockholder Approval, and this Agreement has been duly executed and delivered by Seller and, assuming due authorization and execution of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3.8	No Violations
The execution of this Agreement by Seller does not violate any Law or material Permit and does not conflict with, or result in breach of, or give rise to an event of default under, or require the consent of a Person under, or enable a Person to terminate a Material Contract or any agreement to which Seller is party.

3.3.9	Ownership of Shares
Seller is the sole owner of the Shares, which Shares constitute the entire outstanding share capital of the Company, and will transfer and deliver to Purchaser, at the Closing, valid title to the Shares free and clear of any Liens.

3.3.10	Brokers and Finders

There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from the Company or the Purchaser in connection with the Transaction.

4.	Warranties of Purchaser

4.1	Purchaser hereby warrants to the Company that as of the date of this Agreement and as of the Closing Date:

4.1.28	Organization and Good Standing
Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Italy.

4.1.29	Authorization
Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the Transaction have been duly authorized by all necessary action of Purchaser, and this Agreement has been duly executed by Purchaser and, assuming the due authorization and execution of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.1.30	Governmental Filings - No Violations

4.1.30.1
No notices, reports, filings or other approvals are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution of this Agreement by Purchaser and the consummation by Purchaser of the Transaction.

4.1.30.2
The execution of this Agreement by Purchaser does not violate any Law or material Permit and does not conflict with, or result in breach of, or give rise to an event of default under, or require the consent of a Person under, or enable a Person to terminate the Agreement. The Purchaser represents and warrants that the Transaction does not trigger any mandatory merger control filing on the basis of any applicable antitrust Laws.

4.1.31	Available Funds
The Purchaser has, and will have at Closing, sufficient funds available to consummate the Transaction.

5.	Covenants of Seller
Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Seller will comply with all covenants and provisions of this Section 5, except to the extent Purchaser may otherwise consent in writing.

5.1	Seller Stockholders’ Meeting
Seller shall duly call, give notice of, convene and hold an annual or special meeting of Seller’s stockholders (the “Seller Stockholders’ Meeting”) as promptly as reasonably practicable following the date hereof (it being understood that Seller’s current intention is to use commercially reasonable efforts to hold such meeting on or before November 30, 2015) for the purpose of, inter alia, voting upon the approval of the Transaction. The Seller shall, through the Seller Board (or a duly authorized committee thereof), but subject to the right of the Seller Board to make a Seller Adverse Recommendation Change pursuant to Section 5.2, recommend to its stockholders that the Stockholder Approval be given at the Seller Stockholders’ Meeting (the “Seller Board Recommendation”). Subject to any fiduciary obligations of Seller’s officers and directors, and subject to the provisions of Section 5.2, Seller shall take all lawful action to have the Transaction be approved by the requisite vote of Seller’s stockholders (such approval, the “Stockholder Approval”).

5.2	Solicitation; Change in Recommendation

5.2.1
Except as otherwise permitted by this Agreement, the Seller agrees that it shall, and shall cause its subsidiaries, directors, officers and employees to, and shall instruct its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as otherwise permitted by this Agreement, from the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, the Seller shall not, and shall cause its subsidiaries, directors and officers not to, and shall instruct its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.2) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal.

5.2.2
Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date hereof and prior to obtaining the Stockholder Approval, the Seller or any of its subsidiaries, or any of its or their respective Representatives, receives a bona-fide Takeover Proposal from any Person or group of Persons, which Takeover Proposal did not result from a breach of this Section 5.2, the Seller, the Seller Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, and furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Seller Board (or duly authorized committee thereof) determines in good faith, after consultation with the Seller’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that not taking such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to furnishing any material non-public information to any such Person, the Seller receives from the Person making such Takeover Proposal a customary confidentiality agreement. The Seller will promptly notify Purchaser in writing of the receipt of any such Takeover Proposal and communicate the material terms of any such Takeover Proposal to Purchaser and will, upon request, keep Purchaser reasonably apprised of the status of any such Takeover Proposal (but in any event upon a change in the price or any material terms thereof). The Seller shall promptly provide to Purchaser any non-public information concerning the Company that is provided to such Person (to the extent such information was not previously provided to Purchaser or its Representatives).

5.2.3
Except as otherwise provided in this Agreement, the Seller Board shall not (i)(A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Seller a Takeover Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) or (ii) authorize the Seller or any of its subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a customary confidentiality agreement).

5.2.4
Notwithstanding anything to the contrary in this Agreement, the Seller Board (or a duly authorized committee thereof) may make a Seller Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 10.1.5), if:

5.2.4.5
the Seller Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 5.2.4);

5.2.4.6
solely with respect to a Superior Proposal: (A) the Seller provides Purchaser prior written notice of its intent to make any Seller Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1.5, together with a copy of the acquisition agreement (and any other relevant transaction documents) with respect to such Superior Proposal, if any, at least three (3) Business Days prior to taking such action, to the effect that the Seller Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Seller Board has resolved to effect a Seller Adverse Recommendation Change or to terminate this Agreement pursuant to Section 10.1.5, which notice shall specify the basis for such Seller Adverse Recommendation Change or termination, including the material terms of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Seller Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new notice and, in such case, all references to three (3) Business Days in this Section 5.2.4 shall be deemed to be one (1) Business Day), (B) during such three (3) Business Day period, if requested by Purchaser, the Seller shall have made its Representatives reasonably available to discuss with Purchaser’s Representatives any proposed modifications to the terms and conditions of this Agreement so that such Takeover Proposal would cease to constitute a Superior Proposal, (C) Purchaser has not, within such three (3) Business Day period, made a written, binding and irrevocable offer capable of being accepted by the Seller to alter the terms or conditions of this Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal and (D) the Seller Board, after taking into account any modifications to the terms of this Agreement and the Transaction agreed to by Purchaser after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal; and

5.2.4.7
solely with respect to any Intervening Event: (A) at least three (3) Business Days before making a Seller Adverse Recommendation Change with respect to such Intervening Event, the Seller notifies Purchaser in writing of its intention to do so, specifies the reasons therefor and provides a description of such Intervening Event; and (B) if Purchaser makes a written, binding and irrevocable offer capable of being accepted by the Seller during such three (3) Business Day period to alter the terms or conditions of this Agreement, the Seller Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Purchaser, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Seller Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

5.2.5
Nothing contained in this Agreement shall prohibit the Seller or the Seller Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Seller a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Seller if the Seller Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.2 or (iv) making any “stop, look and listen” communication to the stockholders of the Seller pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Seller). No disclosures under this Section 5.2.5 shall be, in themselves, a breach of this Section 5.2 or a basis for Purchaser to terminate this Agreement pursuant to Section 10.

5.2.6
Notwithstanding this Section 5.2 or any other provision of this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, the Seller Board (or a duly authorized committee thereof) may grant a waiver or release under, or determine not to enforce any standstill agreement of the Seller if the Seller Board (or a duly authorized committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Seller shall give Purchaser notice of the grant by the Seller Board (or a duly authorized committee thereof) at least 24 hours before granting any such waiver or release.

5.2.7
As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Purchaser and any of its Affiliates) or “group” (as such term is defined in the Exchange Act) to purchase or otherwise acquire, in a single transaction or series of related transactions, (i) assets of the Company (excluding sales of assets in the ordinary course of business) that account for 20% or more of the Company’s consolidated assets (based on the fair market value thereof) or from which 20% or more of the Company’s revenues or earnings on a consolidated basis are derived, (ii) 20% or more of the outstanding Company common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (iii) 20% or more of the outstanding Seller common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

5.2.8
As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal on terms which the Seller Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Seller’s outside legal counsel and independent financial advisors, to be more favorable to the Seller or the holders of Seller common stock than the Transaction (after taking into account any revisions to this Agreement set forth in any written, binding and irrevocable offer by Purchaser capable of being accepted by the Seller), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Seller Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

5.2.9
As used in this Agreement, “Intervening Event” shall mean an event, development or change in circumstance that was not actually known to the Seller Board prior to the execution of this Agreement (or if so known, the consequences of which, when taken together with all other events, developments or circumstances then known, were not actually known or reasonably foreseeable based on information actually known to the members of the Seller Board as of the date of this Agreement), which event, development or change in circumstance, or any consequence thereof, becomes known to the Seller Board prior to the receipt of the Stockholder Approval; provided, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

5.3	Access to Information by Purchaser and Purchaser’s Financing Sources
Seller shall, and shall cause the Company to, (a) provide Purchaser and any Person who is considering providing financing to Purchaser to finance all or any portion of the Purchase Price and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with access, upon reasonable prior notice and during normal business hours, to such officers, employees, agents and accountants of the Company and their assets and books and records as are reasonably necessary to conduct its investigation, and (b) furnish Purchaser and such other Persons with such information and data concerning the business and operations of the Company as Purchaser or any of such financing providers or Representatives reasonably may request in connection with such investigation. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Purchaser if such disclosure would, in Seller's reasonable discretion (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable and mandatory Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Company (except for contact made in the Purchaser’s ordinary course of business) and Purchaser shall have no right to perform invasive or subsurface investigations of the Companies’ leased real property.
Purchaser shall, and shall cause its Representatives to, abide by the terms of the confidentiality agreement dated as of April 7, 2015, by and between Purchaser and Seller (the “Confidentiality Agreement”), with respect to any access or information provided pursuant to this Section 5.3.

5.4	Conduct of Business
Seller, in the period between the date hereof and the Closing Date, shall cause the Company to conduct business only in the ordinary course consistent with past practice. Except as contemplated by this Agreement or as required to complete the Transaction, Seller shall:

5.4.1	use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

5.4.2	continue all planned sales, marketing and promotional activities relating to the business and operations of the Company, which are consistent with past practice;

5.4.3	not amend the Organizational Documents of the Company;

5.4.4
not (i) authorize, issue, sell or otherwise dispose of any shares of or any other securities with respect to the Company, or modify or amend any right of any holder of outstanding shares of the Company; (ii) transfer, sell, dispose of or encumber any portion of its assets, other than purchases and sales of inventory in the ordinary course of business; or (iii) incur any

Indebtedness or issue any debt securities or guarantee or endorse the obligations of any Person in each case, with respect to sub-clause (i) through (iii), other than in the ordinary course of business and consistent with past practice; provided that the Company shall retain the right (x) to utilise the full extent of its factoring capacity, (y) to obtain and draw under the bank loan facilities referred to by Section 5.5, and (z) distribute dividends to the Seller;

5.4.5
other than as may be required by applicable Law or in the ordinary course of business, not (i) increase the compensation payable or to become payable to Employees and/or Key Employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any Employee and/or Key Employee other than pursuant to arrangements previously entered into as set forth in Schedule 5.4.5; or (iii) establish, adopt, enter into or amend, any collective bargaining agreement or Employee/Key Employee benefit;

5.4.6
except in the ordinary course of business or in connection with factoring arrangements, not (i) enter into any Contract which is material to the Company, or (ii) amend or terminate any Material Contract;

5.4.7
not acquire by merger, consolidation, acquisition of assets or equity interests or any similar transaction any corporation, partnership, limited liability company or other business organization or all or substantially all of the assets of any such entity;

5.4.8	not settle or comprise any material claim or litigation;

5.4.9
except in the ordinary course of business, consistent with past practice, not permit any change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (ii) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, or (iii) its policies and practices relating to the terms and conditions of its account receivables and payables;

5.4.10
except as otherwise permitted hereunder or in order to effect the transactions contemplated hereby, not enter into any Contract or amend or modify any existing Contract with Seller or any of its Affiliates or any officer or director of Seller or its Affiliates, and not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis with any such Person.

5.5	Repayment of intercompany debt
The Seller undertakes that it will use its reasonable best efforts on or before Closing Date to cause any debt of the Company owing to the Seller or its Affiliates, including interest and fees, to be repaid in full by the Company; provided that in the event that any such debt remains unpaid as of the Closing Date, the Seller (i) undertakes to extend the term of the debt until 1 year after the Closing Date (ii) agrees that the aggregate interest rate applicable to the loan shall not be higher than 2% (two percent) as from the Closing Date until maturity date and (iii) hereby waives any right Seller may have to oppose in its capacity as the Company’s creditor the merger of the Company with any of the Purchaser or its Affiliates, provided that the successor entity to the Company assumes the Company’s obligations under the Intercompany Note. Subject to (i), (ii) and (iii) being complied with by the Seller, the Purchaser agrees to cause that the intercompany debt owing by the Company to the Seller and its Affiliates is fully repaid within 1 year from the Closing Date. The Parties acknowledge that the Company may borrow a maximum amount of Euro 4,050,000 (four million fifty thousand), plus an amount equal to accrued interest thereon, for the purposes of repaying the Intercompany Note (or the debt used to repay the Intercompany Note) by (i) drawing under any of the Company’s bank loan facilities in place as of the date hereof or (ii) obtaining and drawing under an unsecured bank loan facility or facilities having a maximum term of 4 (four) years and accruing interest at a rate not higher than the prevailing commercial rate for loans of this type. In addition, the Company may draw down on its factored accounts receivable under the Company’s factoring facility to repay the Intercompany Note. For the avoidance of doubt the debt under the mentioned bank loan facilities and factoring facilities (to the extent the Factoring Threshold is exceeded) shall fall under sub-clause (iv) of the definition of “Net Financial Position” and be considered as debt.

5.6	Use of Tecnonet name
No rights of whatever nature related to the use of the name “Tecnonet” will be retained by Seller after Closing. After the Closing Date, Seller and its Affiliates shall not use, directly or indirectly, such name individually or in conjunction with other names in any corporate names, trademarks or similar manner.

5.7	Notification
From the date hereof to the Closing Date, Seller shall notify Purchaser in writing of the existence or happening of any fact, event or occurrence which to the Seller’s Knowledge would cause any of the Representations and Warranties set forth in Section 3 not to be true and correct in all respects.

5.8	Non-competition
For a period of 5 (five) years from the Closing Date, the Seller undertakes to refrain from: (i) engaging in any business activities in Italy within the Business Field; (ii) soliciting or attempting to solicit, diverting or hiring away any person employed by the Company or diverting any customer of the Company within the Business Field. For the removal of doubt, this Section 5.8 shall not apply to any Affiliates of the Seller, other than Persons that are Affiliates of the Seller as of the date of the Closing.

6.	Covenants of Purchaser
Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Section 6, except to the extent Seller may otherwise consent in writing.

6.1	Use of MRV name
No rights of whatever nature related to the use of the name “MRV” will be retained by Purchaser or the Company after Closing.

6.2	Access to Information after Closing

6.2.1
Purchaser shall use its best efforts to provide reasonable access to Seller or its representatives to the books, documents, data and information of the Company during normal business hours, insofar as such information is required or relevant to protect the legitimate interests of Seller, particularly in connection with Italian or United States taxation matters, any requests for or obligations to provide information to the United States Securities and Exchange Commission, or in connection with the requirements of applicable Law, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement. If Seller makes use of this right of access, Seller shall (i) reimburse the Company for all reasonable expenses incurred in connection with such access and inspection of documents and (ii) keep such information, as well as any other information acquired during such inspections, confidential in accordance with Section 5.3.

6.2.2
In connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Governmental Entity, (ii) the preparation of Tax Returns, (iii) the determination of any matter relating to the rights or obligations of Seller under this Agreement; and (iv) taxation matters, any requests for or obligations to provide information to the United States Securities and Exchange Commission, or in connection with compliance with any Laws applicable to Seller, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege and any confidentiality obligations towards third parties), upon reasonable prior written notice, the Purchaser shall use commercially reasonable efforts to cause the Company to: (A) provide Seller and its representatives information with respect to the Company for periods prior to Closing Date, (B) afford Seller and its representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Company, and (C) make available to Seller and its representatives the Company employees and outside auditors whose assistance, expertise, testimony, notes and recollections or presence is necessary at their workplace or otherwise to assist Seller or its affiliates in connection with any of the purposes referred to above; provided, however, that the foregoing would not in the reasonable judgment of the Purchaser result in any disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, that such access shall not unreasonably interfere with the business or operations of the Company, that Seller and its representatives keep such information confidential. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor, after Closing, the Company shall be required to disclose any information to Seller if such disclosure would contravene any applicable Law.

6.2.3
Seller shall have the right to retain copies of all books and records of the Company relating to periods ending on or prior to the Closing Date subject to compliance with applicable law. Seller shall keep such documents confidential. The Purchaser agrees that, from and after the Closing Date, with respect to all original books and records of the Company, the Purchaser will (and will cause the Company to) (i) comply in all material respects with applicable law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by the Purchaser.

6.2.4
In addition, the Purchaser shall use its best effort to deliver to Seller, no later than the earlier of 21 days after Closing Date or 10 days after the end of the fiscal quarter in which the Closing Date takes place, a reporting package using the regular monthly reporting package used by the Company to report its financial results to Seller, except that the balance sheet data will be as of the Closing Date and the statement of operations data will be for the period then ended.

6.3	Employees; Benefit Plans

6.3.11
During the period commencing at the Closing and ending on the date which is 6 (six) months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Purchaser shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing. The foregoing does not limit the ability of the Company to dismiss for just cause or justified reason, subjective or objective, accept the resignation of, implement a collective dismissal procedure or offer incentives to leave to, the Company Continuing Employees.

6.3.12
This Section 6.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.3 shall not create any right in any Employee or any other Person to any continued employment with the Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

7.	Additional Covenants of Seller and Purchaser
The Parties further covenant and agree that they will comply with all covenants and provisions of this Section 7, except to the extent the other Party may otherwise consent in writing.

7.1	Publicity
Seller and Purchaser shall consult with each other prior to issuing of the first press releases or otherwise making the first public announcement with respect to the

Transaction and prior to making any the first filing with any third party and/or any Governmental Entity

7.2	Other Actions

7.2.13
Purchaser and Seller shall cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Transaction, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings.

7.2.14
In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall (i) execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, and (ii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

8.	Conditions to Closing

8.1	Conditions to Obligations of Purchaser
The obligations of Purchaser to consummate the Transaction are also subject to the satisfaction or waiver by Purchaser, as the case may be, on or prior to the Closing Date, of the following conditions:

8.1.14.1	Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.

8.1.14.2	Seller shall have obtained the Stockholder Approval.

8.1.14.3
The Seller’s Representations and Warranties shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of Closing Date.

8.1.14.4	From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

8.2	Conditions to Obligations of Seller
The obligations of Seller to consummate the Transaction are also subject to the satisfaction or waiver by Seller, as the case may be, on or prior to the Closing Date, of the following conditions:

8.2.1.8	Purchaser shall have performed in all material respect all obligations required to be performed by Purchaser under this Agreement at or prior to the Closing.

8.2.1.9	Seller shall have obtained the Stockholder Approval.

8.2.1.10
The Purchaser’s Representations and Warranties shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of Closing Date.

(the items above under Sections 8.1 and 8.2 above, hereinafter, collectively, the “Conditions Precedent”, and each a “Condition Precedent”).

8.3	Disclosure and cooperation
The Parties undertake to disclose in writing to each other anything which will or reasonably may be expected to prevent any of the Conditions Precedent from being satisfied promptly after it comes to their notice.
The Seller shall promptly provide any assistance and cooperation which the Purchaser may reasonably request for the purpose of verifying that any Condition Precedent has been actually met.

8.4	Waiver
The Conditions Precedent under Section 8.1 have been provided to the benefit of the Purchaser only, which is entitled to waive any of such Conditions Precedent.
The Conditions Precedent under Section 8.2 have been provided to the benefit of the Seller only, which is entitled to waive any of such Conditions Precedent.
For the sake of clarity, it is agreed and understood that the waiver of any Condition Precedent by the Party entitled to do so pursuant to this Agreement and the consequent consummation of the Closing shall not be regarded as a waiver of any rights, remedies or actions which the Party waiving such Condition Precedent may be entitled to pursuant to this Agreement and/or the Law.

9.	Indemnification

9.1	General Indemnification

9.1.2
Seller shall indemnify Purchaser and/or the Company, as the case may be, in respect of, and hold them harmless from and against, any Loss suffered by the Purchaser and the Company for breach by the Seller of the Representations and Warranties or for breach of any other obligations provided for in this Agreement.

9.1.3
Notwithstanding the foregoing, the Purchaser shall use its best efforts to prevent and mitigate any Loss it may incur as a consequence of the breaches referred to above. The Seller shall not be liable should a Loss be, in whole or in part, the result of an act or omission of the Purchaser or the Company committed after the Closing Date.

9.1.4
No Person, other than the Purchaser and/or the Company, as the case may be, will be entitled to make a claim under this Agreement, nor will damages be calculated by reference to a Loss suffered by any Person other than the Purchaser and/or the Company, as the case may be.

9.1.5	Any payment made by the Seller hereunder shall be deemed as a reduction of the Purchase Price. No interest shall accrue on payments to be made by the Seller hereunder until the due date.

9.1.6	Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity pursuant to Section 9.1.1 shall be payable as a result of any claim in respect of a Loss:

9.1.6.1	unless, with respect to any claim (including claims relating to substantially the same factual circumstances), such claim involves Losses in excess of Euro 10,000 (ten thousand);

9.1.6.2
unless and until Purchaser has suffered, incurred, sustained or become subject to Losses in excess of 1% (one percent) of the Purchase Price in the aggregate, provided that once such threshold has been reached, the Seller will be liable for the whole amount and not only for the excess; and

9.1.6.3	if Purchaser has received payments in respect of Losses of an amount equal to 20% (twenty percent) of the Purchase Price in the aggregate, it being understood that the above limitations will not apply to the Representations and Warranties under Sections 3.2.1, 3.2.2, 3.2.4, 3.3.1, 3.3.2 and 3.3.4

9.1.7	The Parties agree that:

9.1.7.1	in case the Loss is tax deductible, then the liability of the Seller shall be limited to the amount of the Loss, less the tax deduction which will be realized by the Purchaser or the Company;

9.1.7.2
the Seller will not be liable in respect of any Loss, to the extent that it arises or is increased or extended as a result of an increase in the rates of taxes or any change in Tax practice occurring after Closing;

9.1.7.3
the Seller shall not be liable in respect of any Loss, to the extent that it arises as a result of a change in the Law or in any regulation requirement or code of conduct of any Governmental Authority and any change in any accounting policy;

9.1.7.4	the Seller will not be responsible for Losses if, and to the extent that, the relevant amount is recoverable by the Purchaser or the Company from their respective insurers;

9.1.7.5
should the Company benefit from the receipt of contingent income of any other contingent assets, of any kind whatsoever in connection with or resulting from a Loss, then the liability of the Seller will be further reduced by the corresponding amounts;

9.1.7.6
the Seller will not be liable to the extent that a claim relates to a liability that is contingent only, unless and until such contingent liability becomes an actual liability or until it is finally adjudicated (including by way of a decision that although not final, is provisionally enforceable); in this respect, notwithstanding anything to the contrary herein, any Third Party Claim including a payment request will considered as an actual Loss if an order or a decision is issued by a Governmental Authority which is enforceable (including provisionally), in which case the Loss shall be indemnified by the Seller before the date on which the payment to the third party by the Company or the Purchaser becomes due;

9.1.7.7
the Seller shall not have any liability under any provision of the Agreement for any damages which are not direct and immediate, within the meaning of article 1223 of the Civil Code (including punitive damages);

9.1.7.8	the Purchaser is not entitled to recover more than once in respect of any matter giving rise to a claim; and

9.1.7.9	no tax gross up shall be made on payments to be made hereunder by the Seller to the Purchaser, even if they are taxable in the hands of the Purchaser.

9.1.8
The Purchaser shall use all its best efforts, at its sole expense and as requested by the Seller, to pursue any and all rights to reimbursement, recovery or indemnification with respect to all Losses for which it is entitled pursuant to any Contract (other than insurance policies) executed by it or by the Company with any Person, or pursuant to the extra contractual liability of any Person.

9.1.9
If the Seller pays to the Purchaser an amount in discharge of a Loss and the Purchaser subsequently recovers from a third party a sum which is attributable to the subject matter of the Claim, the Purchaser shall promptly pay to the Seller an amount equal to all amounts recovered, up to the aggregate amount thus paid by the Seller.

9.1.10
Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that all qualifications in the Representations and Warranties as to “materiality” shall be disregarded following the Closing, including for the purposes of determining (i) whether or not there is a breach of, or any inaccuracy or misrepresentation with respect to, any representation or warranty for which indemnification would be available under Section 9 and (ii) the amount of any Losses to be indemnified.

9.2	Handling of Claims

9.2.1
If any event occurs which could give rise to the Seller’s liability under this Agreement, the Purchaser shall deliver to the Seller a written claim in relation to such event as promptly as practicable and in any event within and no later than 15 (fifteen) Business Days following the date on which the Purchaser or the Company became aware of such event and shall provide all reasonable particulars thereof, indicating the provision of this Agreement which have been allegedly breached. Should the Purchaser fail to timely deliver such claim to the Seller, the Purchaser, in any case, shall not lose its right to compensation. The Seller agrees to respond to the Purchaser within 15 (fifteen) Business Days as of the date of receipt of the claim, to challenge the Indemnification claim, it being understood that failure to timely respond may not be considered as acceptance of the Claim, and the Purchaser will be considered free to commence or continue the relevant litigation.

In case of written claim relating to an action or a claim by any third party against the Company (the “Third Party Claim”), the Seller shall have the right to participate and, to the maximum extent permitted by Law, join, at its own cost, by counsel or counsels chosen by the Seller, in the defence against any Third Party Claim and the Purchaser shall provide the Seller with any necessary or useful assistance and information in connection therewith. The Purchaser shall in any case properly and diligently defend, and shall cause the Company to properly and diligently defend, any claim, suit, action or proceeding however related to such Third Party Claim.
Unless the Seller acknowledges its indemnification liability vis-à-vis the Purchaser and the Company in relation to the part of a Third Party Claim that relates to a potential breach by the Seller of a warranty under this Agreement, the Purchaser shall have the exclusive right to take the final decision with reference to the defence of such Third Party Claim. In case of Third Party Claims, the indemnification payment shall be made by the Seller upon Purchaser's payment request in case of payments required under decisions of any Governmental Entities (including Courts and arbitration panels or similar bodies having jurisdiction on the Company), even if not yet final, to the extent that such decisions are enforceable (esecutive), and it being further understood that if the Purchaser is required to make a payment to a third party thereunder the Seller shall make the payment before the relevant payment to be made by the Purchaser becomes due (in accordance with the instructions provided by the Purchaser).

9.2.2
On condition that the Seller has acknowledged its indemnification liability vis-à-vis the Purchaser and the Company in relation to a Third Party Claim, if a firm offer is made to the Company or to the Purchaser to settle any Third Party Claim which the Purchaser (or the Company), but not the Seller, is willing to accept, the Purchaser and/or the Company (as the case may be) shall be free to enter into such settlement, at their own expense, it being understood that the Seller shall be relieved of any liability in connection thereof.

9.2.3
If a firm offer is made to the Company or to the Purchaser to settle any Third Party Claim which the Seller, but not the Purchaser, is willing to accept, the Purchaser and/or the Company (as the case may be) shall be free not to enter into such settlement and to commence or continue the relevant litigation, at their own expense, it being understood that the liability of the Seller in connection thereof, in case of success of the Purchaser and/or the Company in the relevant litigation, shall be equal to what provided by the relevant Court decisions.

9.3	Survival

9.3.1	The warranties (including the Representations and Warranties), covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing:

9.3.1.1
Until the expiry of the applicable statute of limitation period with respect to the Representations and Warranties contained in Sections 3.2.1, 3.2.2, 3.2.4, 3.2.16, 3.2.24 (only with respect to bribery or other criminal offences against or involving any Governmental Entities and the related consequences under the Decree 231/2001), 3.3.1, 3.3.2 and 3.3.4.

9.3.1.2
until the 24 (twenty four) month anniversary of the Closing Date in the case of all other Representations and Warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing;

9.3.1.3
with respect to each other covenant or agreement contained in this Agreement, until 1 (one) year following the last date on which such covenant or agreement is to be performed as specified herein or, of no such date is specified, until the 36 (thirty six)-month anniversary of the Closing Date;

provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clauses 9.3.1.1 to 9.3.1.3 above will continue to survive if a notice of claim shall have been timely given hereunder on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

9.4	Special Indemnity

9.4.1
The Seller agrees that, should any of the credit receivables of the Company towards Vitrociset S.p.A. - for an amount as of the Signing Date equal to the outstanding consideration provided under the relevant Contract not be fully paid and discharged within 3 months from the Closing Date it will purchase from the Company, within 3 Business Days from the Purchaser's written request, all such receivables then still outstanding, for a price equal to their nominal value, to be paid immediately from the Seller to the Company upon such purchase.

9.4.2
If during the 12 months after the Closing the Company collects payment on accounts receivable in excess of their carrying value on the books and records of the Company as of the Closing Date, the Purchaser shall promptly pay to the Seller an amount equal to such excess.

9.5	Sole Remedy
The indemnification provisions of this Section 9 shall be the sole and exclusive remedy for any breach by the Seller of any warranties, obligations and covenants contained in this Agreement after the Closing. No breach of any warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Purchaser, to rescind or terminate this Agreement after the Closing.

10.	Termination

10.1	Termination Events
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

10.1.4	at any time before the Closing, by mutual written agreement of Seller and Purchaser;

10.1.5
at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach by the non-terminating Party of its covenants contained in this Agreement, if such non-terminating Party fails to cure such breach within five (5) Business Days following notification thereof by the terminating Party or (ii) upon notification of the non-terminating Party by the terminating Party that the satisfaction of any condition to the terminating Party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts temporary impossible for a cause not imputable to the terminating Party and in any case if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating Party;

10.1.6
at any time by Seller or Purchaser after the Seller Stockholder’s Meeting has been held (and not further adjourned) and the Stockholder Approval has not been obtained; provided that the right to terminate this Agreement pursuant to this Section 10.1.3 shall not be available to the Seller unless the Seller pays or has paid the Termination Fee to Purchaser;

10.1.7
at any time after November 30, 2015 (the “Long Stop Date”) by Seller or Purchaser upon notification of the non-terminating Party by the terminating Party if the Closing shall not have occurred on or before such date and such failure to consummate the Transaction is not caused by a breach of this Agreement by the terminating Party; it is agreed that the Long Stop Date will be automatically postponed to December 31, 2015 if the Seller has filed the Final Proxy Statement by November 30, 2015;

10.1.8
at any time by the Seller in order to enter into a definitive agreement providing for a Superior Proposal, in accordance with Section 5.2; provided that the right to terminate this Agreement pursuant to this Section 10.1.5 shall not be available to the Seller unless the Seller pays or has paid the Termination Fee to Purchaser, it being understood that the Seller may enter into any transaction that is a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 10.1.5.

10.2	Termination Fee
In case of termination by either Party under Section 10.1.3 or 10.1.5, the Seller shall pay the Termination Fee within 3 (three) Business Days from the written request by the Purchaser, independently from the reason why the Stockholder Approval has not been timely obtained.

10.3	Effect of Termination
If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 11.2, governing law in Section 11.3, and arbitration in Section 11.4.

11.	Miscellaneous and General

11.1	Amendment; Waivers; Etc.
No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by both Parties and no waiver hereunder shall be valid or binding unless set forth in writing by the waiving Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by Purchaser or Seller of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have.

11.2	Expenses
Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such cost or expense.

11.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Republic of Italy, without regard to conflict of Law principles thereof; except for Sections 5.1, 5.2, 10.1.3 and 10.1.5, which shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

11.4	Arbitration
The Parties will try to settle any dispute which may arise between the Parties in relation to this Agreement (including those concerning its validity, enforceability, performance and termination), by amicable effort of the Parties, which may avail the assistance of their advisors, also involving the persons who originally executed it or their successors. Such effort shall be deemed to have failed if a settlement of the dispute is not reached in writing within 40 (forty) days from the notice of the dispute received by any Party.
If the effort at settlement has failed, Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.
The number of arbitrators shall be three.

The seat, or legal place, of arbitration shall be London, England.
The language to be used in the arbitral proceedings shall be English.
The award shall be final and binding upon the parties.
The final award shall award to the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration to the extent the arbitration panel deems the party to have prevailed (but if the prevailing party is not awarded all of the payment or damages or other remedies sought, the arbitration panel may decide to award to the prevailing party only a portion of its fees and costs).  Judgment upon any decision of the arbitrator may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision in an order of enforcement.

11.5	Notices
All notices, consents and other communications required or permitted under this Agreement shall be made in writing and be delivered by hand, by registered mail to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this Section 11.5. Messages shall be deemed to have been received:

11.5.1	upon actual delivery if delivered by hand;

11.5.2	by registered mail.
Messages shall be addressed:
If to Seller:
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Facsimile: +1 818 473 4257
Attention: Mark Bonney

With a copy to:
Norton Rose Fulbright US LLP
666 Fifth Avenue
New York, New York 10103-3198
Facsimile: +1 212 318 3400
Attention: Steven I. Suzzan
If to Purchaser:
to Maticmind S.p.A.
Via B. Croce
Vimodrone (MI)
20090

Italy
Attention: Mr Luciano Zamuner
Email: luciano.zamuner@maticmind.it

With a copy to:

DLA Piper Studio Legale Tributario Associato
Via dei Due Macelli 66
00187 Rome
Italy
Attention: Mr Giulio Maroncelli
Email: giulio.maroncelli@dlapiper.com
or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

11.6	Entire Agreement
This Agreement and the Confidentiality Agreement contain the entire agreement between the Parties in connection with the Transaction and supersede any previous written or oral agreement between the Parties in relation to the subject matters dealt with in this Agreement.

11.7	No Third Party Beneficiaries
This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.8	Severability
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.9	Interpretation

11.9.1	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

11.9.2	All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.10	Successors and Assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder to one of its Affiliates; and provided further, that such assignment shall not relieve Purchaser of its obligations hereunder.

* * *
If you agree to the above, we kindly ask you to confirm that the terms and conditions of Agreement reflect our understandings, by returning a duly initialised and executed copy of this document to us, as a sign of your full and unconditional acceptance.

MRV COMMUNICATIONS, INC.
By: ___/s/ Mark J. Bonney_________________
Name: Mark J. Bonney
Title: Chief Executive Officer

* * *

In full and unconditional acceptance of all the above

Kind regards,

MATICMIND S.P.A.
By:    ___/s/ Luciano Zamuner_______________
Name: Dr. Luciano Zamuner
Title: Chief Executive Officer